Exhibit 4.2

DEUTSCHE BANK AG

[FORM OF FACE OF DEBT SECURITY]

4.25% ELIGIBLE LIABILITIES SENIOR NOTES DUE 2021

REGISTERED	U.S. $[AGGREGATE PRINCIPAL AMOUNT]
CERTIFICATE No.	CUSIP: ISIN:

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

GLOBAL NOTES

4.25% Eligible Liabilities Senior Notes due 2021

Original Issue Date	, 2017

Maturity Date	October 14, 2021

Principal Amount	$1,000

Aggregate Principal Amount	$

Minimum Denominations	$1,000 and integral multiples thereof

Interest Rate	4.25% per annum

Interest Payment Date(s)	April 14 and October 14 of each year, commencing on October 14, 2017 and ending on the Maturity Date.

Interest Accrual Date	April 14, 2017

Resolution Measures Provisions	This Note will be subject to the Resolution Measures provisions provided in the Indenture and on the reverse hereof

Payment of Additional Tax Amounts	Applicable

Other Provisions	See below

Deutsche Bank Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assignees, the amount of cash due with respect to the principal sum specified above on the Maturity Date specified above and to pay interest thereon at the Interest Rate per annum specified above from and including the Interest Accrual Date specified above until but excluding the date the amount due with respect to the principal amount is paid or duly made available for payment (except as provided below) semi-annually in arrears on the Interest Payment Dates specified above in each year commencing on the Interest Payment Date next succeeding the Interest Accrual Date specified above, and at maturity.

Interest on this Note will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, to but excluding the next Interest Payment Date or the date the amount due with respect to the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the date that is one New York Banking Day immediately preceding the relevant date of payment with respect to such Interest Payment Date (each such date, a “Record Date”); provided, however, that interest payable at maturity will be payable to the person to whom the amount due with respect to the principal hereof shall be payable.

Payment of the amount due with respect to the principal, premium, if any, and the interest on this Note will be made by wire transfer of immediately available funds at the office or agency of the Paying Agent (as defined on the reverse hereof), maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, acting on behalf of the Trustee, referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture (as defined on the reverse hereof) or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED: , 2017	DEUTSCHE BANK AG

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This Note is one of the Securities referred

to in the within-mentioned

Eligible Liabilities Senior Indenture.

DEUTSCHE BANK NATIONAL TRUST

COMPANY on behalf of DEUTSCHE BANK

TRUST COMPANY AMERICAS, as

Authenticating Agent

By:
Authorized Officer

[FORM OF REVERSE OF SECURITY]

This Note is one of a duly authorized issue of Registered Global Securities of the Issuer (the “Notes”). The Notes are issuable under an Eligible Liabilities Senior Indenture, dated as of April 19, 2017, among the Issuer, The Bank of New York Mellon, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and Deutsche Bank Trust Company Americas (“DBTCA”), as paying agent, authenticating agent, issuing agent, and registrar (as may be amended or supplemented from time to time, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed DBTCA acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes. The Issuer has appointed DBTCA as the authenticating agent (the “Authenticating Agent,” which term includes any additional or successor Authenticating Agent appointed by the Issuer) to act on behalf of the Trustee to authenticate the Notes. To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein.

This Note will not be subject to any sinking fund and will not be redeemable prior to maturity.

Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date, as the case may be. Interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the calendar date indicated on the face hereof as the Interest Payment Date or the Maturity Date does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such calendar date need not be made on such date, but may be made on the immediately following Business Day with the same force and effect as if made on the indicated calendar date, and no interest on such payment shall accrue for the period from and after the indicated calendar date to such Business Day.

This Note and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to any statutory priority regime under German law that provides certain claims will be satisfied first in a resolution or insolvency proceeding with respect to the Issuer. Under German law, this Note constitutes a non-preferred debt instrument within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz). No Holder may set off its claim arising under this Note against any claims of the Issuer. No security or guarantee shall be provided at any time securing claims of the Holders under this Note; any security or guarantee already provided or granted in the future in connection with other liabilities of the Issuer may not be used for claims under this Note.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and is issuable only in the minimum denominations set forth on the face hereof or any amount in excess thereof which is an integral multiple thereof.

DBTCA has been appointed Registrar for the Notes, and DBTCA will maintain at its office in The City of New York, a register for the registration and transfer of Notes. This Note may be transferred at either the aforesaid New York office of DBTCA by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Trustee and the Authenticating Agent and duly executed by the registered Holder hereof in person or by the Holder’s attorney duly authorized in writing, and thereupon the Trustee or the Authenticating Agent shall authenticate and deliver in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein. Notes are exchangeable at said offices for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such registrations, exchanges and transfers of Notes will be free of service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Trustee and the Authenticating Agent and executed by the registered Holder in person or by the

Holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee and the Authenticating Agent, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, in the case of any destroyed or lost or stolen Note, only upon receipt of evidence satisfactory to the Trustee, the Authenticating Agent and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

All amounts payable in respect of this Note shall be made without deduction or withholding for or on account of any present or future taxes, duties or governmental charges of any nature whatsoever imposed or levied by way of deduction or withholding by or on behalf of the Federal Republic of Germany or any political subdivision or any authority thereof or therein having power to tax (“Withholding Taxes”) unless such deduction or withholding is required by law.

In such event, the Issuer shall, to the fullest extent permitted by law, pay such additional amounts of principal and interest (“Additional Amounts”) as will be necessary in order that the net amounts received by the Holders, after such withholding or deduction, will equal the respective amounts which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes, duties or governmental charges which:

(a)	are payable by any person acting as custodian bank or collecting agent on Holder’s or the Beneficial Owner’s behalf, or otherwise in any manner which does not constitute a deduction or withholding by the Issuer from payments of principal or interest made by the Issuer;

(b)	are payable by reason of the Holder’s or the Beneficial Owner’s having, or having had, some personal or business connection with the Federal Republic of Germany and not merely by reason of the fact that payments in respect of this Note are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the Federal Republic of Germany;

(c)	are deducted or withheld pursuant to (i) any European Union Directive or Regulation concerning the taxation of interest income, (ii) any international treaty or understanding relating to such taxation and to which the Federal Republic of Germany or the European Union is a party or (iii); any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding;

(d)	are presented for payment more than 30 days after the Relevant Date except to the extent that the Holder or the Beneficial Owner would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming that day to have been a Business Day;

(e)	are withheld or deducted in relation to this Note that is presented for payment by or on the Holder’s or the Beneficial Owner’s behalf if it would have been able to avoid such withholding or deduction by presenting this Note to another paying agent in a member state of the European Union;

(f)	are deducted or withheld by the paying agent from a payment if the payment could have been made by another paying agent without such deduction or withholding;

(g)	would not be payable if this Note had been kept in safe custody with, and the payments had been collected by, a banking institution; or

(h)	are payable by reason of a change in law or practice that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or is duly provided for and notice thereof is given in accordance with Section 12.04 of the Indenture, whichever occurs later.

“Relevant Date” means the date on which the payment first becomes due but, if the full amount payable has not been received by the paying agent on or before the due date, it means the date on which, the full amount having been so received.

Moreover, all amounts payable in respect of this Note shall be made subject to compliance with Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) any regulations or other official guidance thereunder, official interpretations thereof, or any applicable agreement described in Section 1471(b) of the Code or any intergovernmental agreement entered into in connection therewith (including any agreement, law, regulation or other official guidance implementing such agreement). The Issuer shall have no obligation to pay additional amounts or otherwise indemnify a Holder or Beneficial Owner in connection with any such compliance with the Code.

The terms and conditions set forth in the following paragraphs (a) – (j) shall apply to this Note, and by acquiring this Note, the Holder and each Beneficial Owner of this Note shall be bound by and shall be deemed to consent to the imposition of any Resolution Measure by the competent resolution authority.

(a)	Under the relevant resolution laws and regulations as applicable to the Issuer from time to time, this Note may be subject to the powers exercised by the competent resolution authority to:

(i)	write down, including write down to zero, the claims for payment of the principal amount, the interest amount, if any, or any other amount in respect of this Note;

(ii)	convert this Note into ordinary shares of (i) the Issuer or (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier one capital (and the issue to or conferral on the Holder (including each Beneficial Owner) of such ordinary shares or instruments); and/or

(iii)	apply any other resolution measure, including, but not limited to, (A) any transfer of this Note to another entity, (B) the amendment, modification or variation of the terms and conditions of this Note or (C) the cancellation of this Note;

(each, a “Resolution Measure”).

For the avoidance of doubt, any non-payment by the Issuer arising out of any such Resolution Measure will not constitute a failure by the Issuer under the terms of this Note or the Indenture to make a payment of principal of, interest on, or other amounts owing under this Note.

(b)	By its acquisition of this Note, the Holder (including each Beneficial Owner) of this Note shall be deemed irrevocably to have agreed:

(i)	to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of this Note to give effect to any Resolution Measure;

(ii)	that it will have no claim or other right against the Issuer arising out of any Resolution Measure; and

(iii)	that the imposition of any Resolution Measure will not constitute an Event of Default or a default (A) under this Note, (B) under the Indenture or (C) for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act (including, without limitation, Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act).

(c)	The terms and conditions of this Note shall continue to apply in relation to the residual principal amount of, or outstanding amount payable in respect of, this Note, subject to any modification of the amount of interest payable, if any, to reflect the reduction of the principal amount, and any further modification of the terms that the competent resolution authority may decide in accordance with applicable laws and regulations relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the Federal Republic of Germany.

(d)	No repayment of any then-current principal amount of this Note or payment of interest or any other amount thereon (to the extent of the portion thereof affected by the imposition of a Resolution Measure) shall become due and payable after the imposition of any Resolution Measure by the competent resolution authority, unless such repayment or payment would be permitted to be made by the Issuer under the laws and regulations of the Federal Republic of Germany then applicable to the Issuer.

(e)	By its acquisition of this Note, the Holder (and each Beneficial Owner) of this Note waives, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the Trustee or the Agents for, agrees not to initiate a suit against the Trustee or the Agents in respect of, and agrees that the Trustee and the Agents shall not be liable for, any action that the Trustee or the Agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to this Note.

(f)	Upon the imposition of a Resolution Measure by the competent resolution authority with respect to this Note, the Issuer shall provide a written notice directly to the Holder in accordance with Section 12.04 of the Indenture as soon as practicable regarding such imposition of a Resolution Measure by the competent resolution authority for purposes of notifying the Holder of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee and the Agents for information purposes, and the Trustee and the Agents shall be entitled to rely, and will not be liable for relying, on the competent resolution authority and the Resolution Measure identified in such notice. Any delay or failure by the Issuer to give notice shall not affect the validity or enforceability of any Resolution Measure nor the effects thereof on this Note.

(g)	Upon the imposition of any Resolution Measure by the competent resolution authority, the Trustee shall not be required to take any further directions from the Holders under Section 5.09 of the Indenture, which section authorizes Holders of a majority in aggregate principal amount of the debt securities issued under the Indenture at the time Outstanding to direct certain actions relating to such debt securities, and if any such direction was previously given under Section 5.09 of the Indenture to the Trustee by the Holders, it shall automatically cease to be effective, be null and void and have no further effect. The Indenture shall impose no duties, obligations or liabilities upon the Trustee or the Agents whatsoever with respect to the imposition of any Resolution Measure by the competent resolution authority. The Trustee and the Agents shall be fully protected in acting or refraining from acting in accordance with a Resolution Measure. Notwithstanding the foregoing, if, following completion of the imposition of a Resolution Measure by the competent resolution authority, this Note remains outstanding, then the Trustee’s and each Agent’s duties under the Indenture shall remain applicable with respect to this Note following such completion to the extent that the Issuer, the Trustee and the Agents agree pursuant to a supplemental indenture, unless the Issuer, the Trustee and the Agents agree that a supplemental indenture is not necessary.

(h)	By the acquisition of this Note, the Holder and each Beneficial Owner of this Note shall be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to this Note, (ii) authorized, directed and requested the Depositary and any direct participant in the Depositary or other intermediary through which it holds this Note to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to this Note as it may be imposed, without any further action or direction on the part of the Holder of this Note, the Trustee or the Agents and (iii) acknowledged and accepted that the provisions contained in Article 6 of the Indenture are exhaustive on the matters described in Article 6 of the Indenture to the exclusion of any other agreements, arrangements or understandings between it and the Issuer relating to the terms and conditions of this Note.

(i)	If the competent resolution authority imposes a Resolution Measure with respect to less than the total outstanding principal amount of the debt securities issued under the Indenture, unless the Trustee or the Agents are otherwise instructed by the Issuer or the competent resolution authority, any cancellation, write-off or conversion into equity made in respect of such debt securities pursuant to the Resolution Measure will be made on a substantially pro rata basis among any series of debt securities issued under the Indenture.

(j)	The Issuer’s obligations to indemnify the Trustee and the Agents in accordance with Sections 7.02 and 7.06 of the Indenture shall survive the imposition of a Resolution Measure by the competent resolution authority with respect to this Note.

An “Event of Default” with respect to this Note means the opening of insolvency proceedings against the Issuer by a German court having jurisdiction over the Issuer. There are no other events of default under this Note. If an Event of Default with respect to this Note occurs and is continuing, then, unless the principal of this Note shall have already become due and payable, either the Trustee or the Holder of not less than 33 1/3% in aggregate principal amount of all outstanding debt securities issued under the Indenture (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Holders), may declare the principal amount of this Note and interest accrued thereon to be due and payable immediately in accordance with the terms of the Indenture.

Subject to Section 5.02 of the Indenture, the Indenture provides for no right of acceleration in the case of a default in the payment of principal of, or interest on, or other amounts owing under this Note or a default in the performance of any other covenant of the Issuer under this Note or the Indenture (any such default in payment or default in performance, a “default”).

If an Event of Default or a default with respect to this Note occurs and is continuing, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to pursue any available remedy by proceedings at law or in equity to collect any principal of and interest on this Note due and unpaid, or to enforce the performance of any provision of this Note or the Indenture, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Issuer or other obligor upon this Note and collect in the manner provided by law out of the property of the Issuer or other obligor upon this Note, wherever situated, the monies adjudged or decreed to be payable.

The Indenture permits the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the Holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the Holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or impair or affect the rights of any Holder to institute suit for the payment thereof or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the Holders of which is required for any such supplemental indenture. The Issuer and the Trustee may, without the consent of the Holder of this Note, conform the terms of this Note to the description thereof in the prospectus dated                     , 2017 relating to the offering and sale of this Note.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest, if any, on this Note as herein provided in the United States, and an office or agency in the United States for the registration, transfer and exchange as aforesaid of this Note. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places outside the United States (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or otherwise), (i) the Trustee or such Paying Agent shall notify the Holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

Subject to the imposition of a Resolution Measure, no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the amount of cash as determined in accordance with the provisions set forth on the face of this Note due with respect to the principal of, premium, if any, and interest, if any, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered Holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest, if any, on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York, except as may be required by mandatory provisions of law and except with respect to the provisions in this Note and Section 2.03 of the Indenture, in each case, relating to the ranking of this Note and its status under Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz), which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

As used herein:

(a)	the term “Beneficial Owner” shall mean the beneficial owners of this Note (and any interest therein);

(b)	the term “bridge bank” shall mean a newly chartered German bank that would receive some or all of the Issuer’s equity securities, assets, liabilities and material contracts, including those attributable to the Issuer’s branches and subsidiaries, in a resolution proceeding;

(c)	the term “Business Day” means a day (other than Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York and on which TARGET2 is open and settles payments;

(d)	the term “competent resolution authority” shall mean any authority with the ability to exercise a Resolution Measure;

(e)	the term “group entity” shall mean an entity that is included in the corporate group subject to a Resolution Measure;

(f)	the term “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer System; and

(g)	the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

All other terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common
TEN ENT	–	as tenants by the entireties
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –		Custodian
	(Minor)		(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.